Exhibit 99.1

Starbucks Acquires Remaining Shares of East China Business;

Move Accelerates Company’s Long-term Commitment to China

Company announces agreements to acquire the remaining 50% of its East China JV and divest its 50% interest in its Taiwan JV; both transactions undertaken with long-term JV partners President Chain Store Corporation and Uni-President Enterprises Corporation

Investment reinforces 5,000 store commitment in Mainland China by 2021

SEATTLE; July 27, 2017 – Starbucks Corporation (Nasdaq: SBUX) today announced entry into a definitive agreement to acquire the remaining 50% share of its East China (“East China JV”) business from long-term joint venture partners, Uni-President Enterprises Corporation (“UPEC”) and President Chain Store Corporation (“PCSC”) for approximately $1.3 billion in cash consideration in the largest single acquisition in the Company’s history. Starbucks will assume 100% ownership of approximately 1,300 Starbucks stores in Shanghai and Jiangsu and Zhejiang Provinces, building on the Company’s ongoing investments in China, its fastest- growing and largest market outside of the United States in terms of store count.

Concurrently, UPEC and PCSC will acquire Starbucks 50% interest in President Starbucks Coffee Taiwan Limited (“Taiwan JV”) and assume 100% ownership of Starbucks operations in Taiwan for approximately $175 million. Founded in 1997, the Taiwan JV currently operates approximately 410 Starbucks stores in Taiwan.

“Unifying the Starbucks business under a full company-operated structure in China, reinforces our commitment to the market and is a firm demonstration of our confidence in the current local leadership team as we aim to grow from 2,800 to more than 5,000 stores by 2021,” said Kevin Johnson, president and ceo, Starbucks Coffee Company. “Similar to our decision in 2011 to fully license our Hong Kong and Macau market operations, we are pleased to transition our business in the Taiwan market to our long-time partners Uni-President Enterprises Corporation and President Chain Store Corporation, both highly-recognized local operators, as we continue to grow in Taiwan. This is a critical next-step as we advance our multifaceted China growth strategy for long-term profitable growth in Asia.”

East China is a significant and strategic region for Starbucks in China, with Shanghai containing nearly 600 stores, the largest number of stores globally of any city where Starbucks has a presence. In December 2017, Shanghai will also be the first city outside of the United States to welcome the opening of the ultra-premium Starbucks Reserve™ Roastery.

“This is the beginning of yet another exciting new chapter for Starbucks in China. Full ownership will give us the opportunity to fully leverage our robust business infrastructure to deliver an elevated coffee, in-store third place experience and digital innovation to our customers and further strengthen the career development opportunities for our people,” said Belinda Wong, ceo, Starbucks China. “Our East China partners’ relentless pursuit of operational excellence and leadership has provided us a solid foundation to maximize the unprecedented growth opportunities ahead and we look forward to extending our world-class network of unique programs to support their personal and professional dreams.”

“We’ve had a strong friendship with Starbucks for nearly 20 years, starting with the opening of the first store in Taiwan and then further extending our partnership with the opening of the first store in East China” said

Alex Lo, Chairman, Uni-President Enterprises Corporation. “We are confident that our new ownership model and continued collaboration with Starbucks will enable us to be even more focused on delivering an elevated Starbucks Experience to our customers in the Taiwan market.”

Starbucks will discuss the financial impact of these transactions during its third quarter fiscal year 2017 earnings conference call at 2:00 p.m. PT today, Thursday, July 27. Both transactions are expected to close by early calendar year 2018 and are subject to customary closing conditions, including receipt of required regulatory approvals.

About Starbucks Coffee Company

Since 1971, Starbucks has been committed to ethically sourcing and roasting high-quality arabica coffee. Today, with stores around the globe, the Company is the premier roaster and retailer of specialty coffee in the world. Through our unwavering commitment to excellence and our guiding principles, we bring the unique Starbucks Experience to life for every customer through every cup. To share in the experience, please visit us in our stores or online at www.starbucks.com.

About Uni-President Enterprises Corporation

Uni-President Enterprises Corp. was established in 1967 and listed in 1987. We are not only the biggest food and beverage manufacturing company in Taiwan but also have business in China and Southeast Asia. Besides, we also expand our business scope to retail and logistic field so that we could provide the safest and the best experience to consumers by building vertical integration. To know more details about our company, please visit us online at www.uni-president.com.tw.

About President Chain Store Corporation

Established in 1987 and listed on Taiwan Stock Exchange in 1997, President Chain Store Corp. (PCSC) is the largest convenience store operator in Taiwan, with over 5,100 7-ELEVEN stores at the end of 2016 and nearly 50% market share. PCSC has diversified into other retail businesses, such as restaurant, drugstore, department store, supermarket and online shopping. Our business operation areas include Taiwan, Mainland China, the Philippines and Japan. Uni-president, the largest food and beverage company in Taiwan, is PCSC’s parent company with 45.4% ownership.

Forward-Looking Statements

Certain statements contained herein are “forward-looking” statements within the meaning of the applicable securities laws and regulations. Generally, these statements can be identified by the use of words such as “anticipate,” “expect,” “believe,” “could,” “estimate,” “feel,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “will,” “would,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These statements are based on information available to Starbucks as of the date hereof, and Starbucks actual results or performance could differ materially from those stated or implied, due to risks and uncertainties associated with its business. These risks and uncertainties include, but are not limited to, the failure of the parties to consummate the transactions due to commercial, regulatory or other reasons, as well as general economic and industry factors such as coffee, dairy and other raw materials pricing and availability, successful execution of internal performance and expansion plans, fluctuations in U.S., Chinese and other international economies and currencies, the impact of initiatives by competitors, the effect of legal proceedings, and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended October 2, 2016. The Company assumes no obligation to update these forward-looking statements.

Starbucks Corporation

Investor Relations: Tom Shaw, 206-318-7118 investorrelations@starbucks.com	Media: Marianne Duong, 206-318-7100 press@starbucks.com